Exhibit 3.13
CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
The undersigned certify that:
1.	They are the president and the secretary, respectively, of Carmel Applied Technologies, Inc., a California corporation.

2.	Article 4 of the Articles of Incorporation is amended to read in its entirety as follow:
This corporation is authorized to issue 200,000 shares of capital stock, all of the same class. On the amendment of this article, each outstanding share of capital stock is split up and converted into one thousand (1000) shares of capital stock.
3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporation Code. The total number of outstanding shares of the corporation is One Hundred Fifty (150). The foregoing amendment of Articles of Incorporation was approved by the unanimous vote of shareholders. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: July 14, 2003	/s/ Robert Edward Hayner

Robert Edward Hayner, President

/s/ Robert Thomas

Robert Thomas, Secretary